EXHIBIT 21

ECHOSTAR CORPORATION AND SUBSIDIARIES
LIST OF SUBSIDIARIES
As of December 31, 2012

Legal Entity	State or Country of Incorporation	% Ownership		Name Doing Business As
EchoStar Technologies L.L.C.	Texas	100%		ETLLC
EchoStar Technologies L.L.C.	Colorado	100%		EOC
EchoStar Technologies L.L.C.	Colorado	100%		ESSLLC
Hughes Satellite Services Corporation	Colorado	100%		HSSC
Hughes Communications, Inc.	Delaware	100	%(1)	HCI
Hughes Network Systems, LLC	Delaware	100	%(1)	HNS

(1)  Subsidiary of Hughes Satellite Services Corporation